Exhibit 28(b)


Ms. Alice M. Peterson                     Ms. Christine L. Linde
Vice President and Treasurer              Trust Officer
Sears, Roebuck and Co. as Servicer        Bank of America Illinois
Sears Tower                               as Trustee
Chicago, Illinois 60684                   231 South LaSalle Street
                                          Chicago, Illinois  60697


INDEPENDENT ACCOUNTANTS' REPORT

Annual Servicing Letter

We have examined management's assertion, included in its representation letter dated March 24, 1995, that Sears, Roebuck and Co. ("Sears") maintained an effective internal control structure as of December 31, 1994, insofar as such structure relates to the servicing and financial reporting procedures provided by Sears to prevent or detect errors or irregularities in amounts that would be material in relation to the assets of the following Sears Credit Account Trusts, Sears Private Credit Account Trusts and Sears Credit Account Master Trusts (collectively the "Trusts") formed pursuant to the applicable Pooling and Servicing Agreements (the "Agreements"):




                                          Date of Applicable
                                          Pooling and
Trust                                     Servicing Agreement

Sears Credit Account Trust 1990A          January 12, 1990
Sears Credit Account Trust 1990B          February 22, 1990
Sears Credit Account Trust 1990C          July 31, 1990
Sears Credit Account Trust 1990D          October 15, 1990
Sears Private Credit Account Trust 1990-I November 30, 1990
Sears Credit Account Trust 1991A          March 1, 1991
Sears Credit Account Trust 1991B          May 15, 1991
Sears Credit Account Trust 1991C          July 1, 1991
Sears Credit Account Trust 1991D          September 15, 1991
Sears Credit Account Master Trust I       November 18, 1992
Sears Credit Account Master Trust A       February 1, 1993


Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure as it relates to servicing and financial reporting procedures performed by Sears, testing and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of the inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that Sears maintained an effective internal control structure as of December 31, 1994, insofar as such structure relates to the servicing and financial reporting procedures provided by Sears to prevent or detect errors or irregularities in amounts that would be material in relation to the assets of the Trusts under the Agreements, taken as a whole, is fairly stated, in all material respects, based upon criteria established by "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.

In connection with our examination, nothing came to our attention which would cause us to believe that the servicing provided by Sears has not been conducted in compliance with the following applicable Sections of the
Agreements:

                                          Applicable Sections
                                          of the Pooling and
Trust                                     Servicing Agreement

Sears Credit Account Trust 1990A          3.02, 4.03, 4.06, 4.07, 4.08, 8.07
Sears Credit Account Trust 1990B          3.02, 4.03, 4.05, 4.06, 4.07, 8.07
Sears Credit Account Trust 1990C          3.02, 4.03, 4.05, 4.06, 4.07, 8.07
Sears Credit Account Trust 1990D          3.02, 4.03, 4.06, 4.07, 4.08, 8.07
Sears Private Credit Account Trust 1990-I 3.02, 4.03, 4.04, 4.05, 4.06, 8.07
Sears Credit Account Trust 1991A          3.02, 4.03, 4.05, 4.06, 4.07, 8.07
Sears Credit Account Trust 1991B          3.02, 4.03, 4.05, 4.06, 4.07, 8.07
Sears Credit Account Trust 1991C          3.02, 4.03, 4.05, 4.06, 4.07, 8.07
Sears Credit Account Trust 1991D          3.02, 4.03, 4.05, 4.06, 4.07, 8.07
Sears Credit Account Master Trust I       4.03, 4.04, 4.05, 4.06, 8.07
Sears Credit Account Master Trust A       4.03, 4.04, 4.05, 4.06, 8.07


However, our examination was not directed primarily toward obtaining knowledge of noncompliance with such Sections.

It should be understood that we make no representations regarding questions of legal interpretation or regarding the sufficiency for your purposes of the procedures referred to within this report.

This report is intended solely for the information and use of the Board of Directors and management of Sears, Bank of America Illinois as Trustee, and Investor Certificateholders and should not be used for any other purpose.



March 24, 1995


/S/Deloitte & Touche LLP